NOBILITY HOMES, INC.

AMENDMENT
TO
STOCK INCENTIVE PLAN

        This Amendment to the Nobility Homes, Inc. Stock Incentive Plan (“Plan”) has been adopted by the Board of Directors of Nobility Homes, Inc. in order to conform the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other changes to the Plan.

        The Plan is hereby amended, effective January 1, 2009, as follows:

        1.        The definition of the term “Affiliate” is amended in its entirety to provide as follows:

“Affiliate”means a corporation or other entity in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 50 percent” in the place of the phrase “at least 80 percent”each place that it appears in such Treasury Regulation or Section 1563(a) of the Code and each other entity so designated by the Committee as an Affiliate for “legitimate business reasons” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)) in which the Company holds a controlling interest under Treasury Regulation §1.414(c)-2(b)(2)(i), but determined by applying the phrase “at least 20 percent” in the place of the phrase “at least 80 percent” in each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

        2.        The definition of the term “Fair Market Value” is amended in its entirety to provide as follows:

“Fair Market Value” shall mean with respect to a Share, for purposes of determining the minimum exercise price of an Option on the Grant Date or otherwise, (i) if the Shares are readily tradable on an established securities market, the closing price of a Share on such market on the business day immediately prior to the Grant Date or (ii) if the Shares are not readily tradable on an established securities market, the value determined by the Committee as of the Grant Date through the reasonable application of a reasonable valuation method and otherwise in accordance with Treas. Reg. § 1.409A-1(b)(5)(iv)(B).”

        3.        Section 4.3 of the Plan is amended by the addition of the following sentence at the end thereof.

“In no event shall the Committee adjust the terms of the Option in a manner that could cause the Option to be treated as a grant of an new Option for purposes of Section 409A of the Code and Treas. Reg. § 1.409A-1(b)(5)(v).”

        4.        The second sentence of Section 5.1(b) of the Plan is hereby amended in its entirety to provide as follows:

“The Board of Directors shall also determine the method by which, and the form (including, without limitation, cash, Shares, other securities, Awards, or other property, or any combination thereof, having a fair market value, as determined by the Board of Directors in its sole discretion, on the exercise date equal to the relevant exercise price), in which payment of the Option exercise price may be made (including having the Company reduce the number of Shares issued upon such exercise or other cashless exercise program).”

        5.        Section 5.2 of the Plan is amended by the addition of the following sentence at the end thereof.

“The foregoing notwithstanding, in no event shall the grant price per Share of a Stock Appreciation Right be less than 100% of the Fair Market Value of a Share on the date of grant of the stock appreciation right.”

        6.        The phrase “Section 162(m) of the Code” where it appears in Section 8.1 of the Plan is hereby amended in each case to read “Sections 162(m) or 409A of the Code”.

2